Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 8, 2013, relating to the financial statements of ITS Tubular Services (Holdings) Limited as of and for the years ended December 31, 2012, 2011 and 2010, (which report expresses an unmodified opinion and includes emphases-of-matter paragraphs relating to a prior year restatement and going concern) appearing in the Current Report on Form 8-K/A of Parker Drilling Company filed with the SEC on July 9, 2013, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Aberdeen, United Kingdom

August 8, 2014